Exhibit 10.1

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is made as of August 31, 2007, by and between ARCELOR S.A., a Luxembourg corporation, with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”) and NOBLE EUROPEAN HOLDINGS B.V., a private limited liability company (besloten vennootschap) organized under the laws of the Netherlands with an address at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA (“Noble BV”).

Recitals

A. Arcelor and Noble International, Ltd. (“Noble”) have entered into a Share Purchase Agreement, dated March 15, 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of substantially all of the European laser-welded blanks assets and certain related liabilities of Arcelor (the “TBA Business”) in exchange for cash, a subordinated promissory note and shares of common stock of Noble representing approximately 40% of the issued and outstanding common stock of Noble (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Purchase Agreement.

B. At the request of certain commercial lenders, Noble, Noble BV, Noble TSA, LLC, a Delaware limited liability company (“Noble, LLC”) and Arcelor have entered into an Assignment and Assumption Agreement on the date hereof whereby Noble assigned its contractual rights under the Purchase Agreement with regard to purchasing TB Holding, BV, a private limited liability company (besloten vennotschap) organized under the laws of the Netherlands to Noble BV and Noble assigned its contractual rights in the Purchase Agreement with regard to purchasing Tailor Steel America, LLC, a Delaware limited liability company to Noble, LLC.

C. Arcelor’s subsidiary Arcelor Tailored Blank Liège, a Belgian corporation, has a manufacturing facility in Liège (the “Liège Facility”), and Arcelor’s subsidiary Arcelor Tailored Blank Eisenhüttenstadt GmbH, a German corporation, has a manufacturing facility in Eisenhüttenstadt (the “Eisenhüttenstadt Facility” and, together with the Liège Facility, the “Manufacturers”), equipped for manufacturing laser-welded blanks, certain unwelded blanks as designated on Schedule C and patch-welded blanks as currently produced by the Manufacturers (collectively, the “Products”). The assets of the Manufacturers have not been included in the Acquisition.

D. Arcelor, Arcelor Commercial FCSE SA, a Luxembourg corporation and a subsidiary of Arcelor (“Arcelor Commercial”) and Noble BV have entered into a Steel Supply and Arcelor Commercial Services Agreement, dated the date hereof (the “Arcelor Commercial Agreement”), providing, among other things, for the marketing and sale by Arcelor Commercial of certain products of Noble BV’s subsidiaries in the European TBA Business (as defined in the Arcelor Commercial Agreement).

E. Noble BV desires to provide for the manufacture of Products by (i) the Liège Facility exclusively for purchase by TB Genk, a Belgian company and a subsidiary of Noble BV (“TB Genk”), and (ii) the Eisenhüttenstadt Facility exclusively for purchase by TB Bremen, a German company and a subsidiary of Noble BV (“TB Bremen” and, together with TB Genk, the “Purchasers”), and Arcelor is willing for the Manufacturers to sell their entire output of Products to the Purchasers, for resale through Arcelor Commercial, all on the terms and conditions set forth in this Agreement.

Terms of Agreement

Accordingly, the parties hereby agree as follows:

1. Agreement to Manufacture and Sell Products. Subject to the terms and conditions of this Agreement, (a) Arcelor hereby agrees that TB Liège shall manufacture Products exclusively for, and sell its entire output of Products to, TB Genk, and TB Eisenhüttenstadt shall manufacture Products exclusively for, and sell its entire output of Products to, TB Bremen, and (b) Noble BV hereby agrees that TB Genk shall purchase all of such Products from TB Liège, and TB Bremen shall purchase all of such Products from TB Eisenhüttenstadt, for resale through Arcelor Commercial; provided that the parties’ obligations hereunder with respect to the manufacture, sale and purchase of unwelded blanks shall expire on December 31, 2008. Further, the parties agree that (x) the Products do not include those unwelded blanks manufactured by the Liège Facility for Arcelor Mittal Auto Processing now or in the future (the “AMAP Products”), and (y) Arcelor may manufacture AMAP Products at the Liège Facility for sale to customers other than TB Genk.

2. Purchases of Products by Purchasers.

2.1 Monthly Forecasts. Each Purchaser shall, on or before the first business day of each month during the term of this Agreement, submit to its Manufacturer for review and approval a rolling three-month forecast of purchases of Products for the following three month period (each, a “Forecast”). Neither Purchaser shall have any liability hereunder for any failure to order any quantity of Products regardless of any prior Forecast, and neither Manufacturer shall have any liability hereunder for any failure to supply the full quantity of any Forecast.

2.2 Quarterly Purchase Orders. Each Purchaser shall, on or before the first business day of each calendar quarter during the term of this Agreement, issue to its Manufacturer for review and acceptance purchase orders for Products in the quantities to be sold and delivered during such quarter (“Purchase Orders”). Each Purchase Order shall specify the type and quantity of Products ordered, the date on which such Products are requested to be shipped and the delivery address. Each Purchase Order shall be presented to the applicable Manufacturer no later than 15 days before the first requested delivery date set forth in such Purchase Order. Such Manufacturer shall issue a written order acknowledgement for each Purchase Order accepted by such Manufacturer. Except as the parties may otherwise agree in writing, in the event of a conflict between this Agreement and the terms and conditions set forth in either party’s Purchase Order or order acknowledgement for transactions hereunder, the terms of this Agreement shall prevail.

2.3 Output; Order Volume. During the term of this Agreement, each Manufacturer shall sell to its Purchaser such Manufacturer’s entire output of Products. In consideration of the foregoing, each Purchaser shall purchase from its Manufacturer Products in volumes specified in its Purchase Orders and at prices based on such Manufacturer’s costs, as described on Schedule A, to produce such output.

2.4 Prices. The Products shall be sold to the Purchasers: (i) initially at prices calculated in accordance with Calculation 1 set forth on Schedule A; (ii) for the period January 1, 2008 through December 31, 2008, (a) by the Eisenhüttenstadt Facility at prices calculated in accordance with such Calculation 1 and (b) by the Liège Facility at prices calculated in accordance with Calculation 2 set forth on Schedule A; and (iii) for the period January 1, 2009 and thereafter, at prices calculated in accordance with such Calculation 2. For purposes of calculating the prices of the Products, in no event shall Calculation 1 or Calculation 2 take into consideration any fixed, variable or incremental costs attributable to the AMAP Products. Such sales prices are quoted ex factory, Manufacturer’s premises, and therefore are exclusive of freight charges, export fees, insurance, taxes, duties, tariffs and other special items, any or all of which shall be added to the sales prices as applicable in a given transaction. The prices shall be calculated and invoiced monthly, in arrears, based on each Manufacturer’s actual cost components identified in such Calculation 1 or Calculation 2, as applicable, for the Products produced in such month.

2.5 Title to Products. Except as the parties may otherwise agree in writing, title to the Products shall pass to the Purchaser when the Manufacturer delivers the Products to a common carrier for further delivery to the Purchaser or its designee.

2.6 Risk of Loss. Except as may be otherwise agreed in writing, the risk of loss of the Products shall pass from the Manufacturer to the Purchaser upon delivery by the Manufacturer to a common carrier, such that risk of loss of the Products during carriage shall be with the Purchaser.

2.7 Payment Terms. All invoices issued by the Manufacturers to the Purchasers for sales of Products shall be due and payable by wire transfer of immediately available funds (including by SWIFT transfer), in Euros, at the same time payment is due for the corresponding invoices issued by the Purchasers to Arcelor Commercial; unless otherwise agreed in writing, both such payments shall be due 30 days after the end of the month for which the Manufacturer’s invoice is issued.

2.8 Shipment. The Manufacturer shall, at the Purchaser’s cost, ship the Products to the destinations specified in writing by the Purchaser and in accordance with shipping instructions supplied by the Purchaser. In the absence of instructions from the Purchaser, the Manufacturer may ship the Products to the Purchaser’s address as set forth in the applicable purchase order by any reasonable means.

2.9 Claims. If the Purchaser notifies the Manufacturer that the Purchaser is rejecting any Products delivered by the Manufacturer as damaged, defective or otherwise not conforming to the applicable specifications, then the Manufacturer shall, with the Purchaser’s cooperation, within 14 days of receipt of such notice, take all necessary actions (e.g., technical visits, inspections and sample analyses) to confirm whether the Manufacturer will dispute such rejection under this Agreement. If the Manufacturer and the Purchaser agree that the rejected Products are non-conforming, then the Purchaser may elect to (i) accept the non-conforming Products and receive a discount in an amount mutually agreed by the Manufacturer and the Purchaser or (ii) require the Manufacturer to provide replacement Products as promptly as reasonably practicable. Unless the Purchaser has elected to accept the non-conforming Products, the Manufacturer and the Purchaser shall use reasonable commercial efforts to arrange for the local sale of such non-conforming Products. If the Manufacturer requests that any such non-conforming Products be returned to the Manufacturer, then (A) the Purchaser shall promptly re-package such Products in the manner in which they were delivered and (B) the Manufacturer shall arrange for such non-conforming Products to be removed from the Purchaser’s (or its customer’s) facilities within 30 days.

2.10 Audit of Books and Records.

(a) During the term of this Agreement and for a period of 9 months thereafter, Arcelor and the Manufacturers shall permit an independent accountant selected by Noble BV who has entered into a confidentiality agreement reasonably acceptable to Arcelor to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Arcelor and the Manufacturers, to the extent such access is reasonably required to verify the accuracy of the amounts charged by Arcelor or the Manufacturers pursuant to this Agreement. Audits pursuant to this Section 2.10 may be requested no more frequently than once per calendar year.

(b) If an audit pursuant to Section 2.10(a) reveals an overcharge, and Arcelor or the Manufacturers do not successfully justify any charge questioned by such audit, Arcelor or the Manufacturers shall promptly pay to Noble BV or the Purchasers the amount of such overcharge, together with interest from the date of receipt of such overcharge to the date of payment at a rate per annum equal to LIBOR, plus 100 basis points. (For purposes of this Agreement, “LIBOR” means, at the time in question, the rate per annum appearing on Barron’s Online Money Rates (http://online.barrons.com/public/page/mlab_money_rates.html) (or any successor Internet site) as the latest LIBOR Interbank Rate in U.S. dollars for a six-month term.) In addition, if any such audit reveals an overcharge of more than 10% of the audited invoices in the aggregate for the audited period, Arcelor or the Manufacturers shall promptly reimburse Noble BV or the Purchasers for the actual out-of-pocket cost of such audit (including auditor’s fees).

(c) Upon request by either party, the parties shall meet promptly upon the completion of any audit or the issuance of an interim or final report to the parties following such audit (but in no event more than 15 days after the later thereof). The parties shall develop and agree upon an action plan to address and resolve any issues discovered through such audit within 30 days, unless a shorter resolution time is mutually agreed to by the parties in writing, and shall implement any remedial action required to avoid the making of overcharges in the future.

3. Warranties by Purchaser. Neither Purchaser shall make any guaranty, warranty or representation pertaining to the Products on behalf of a Manufacturer that is not expressly set forth in such Manufacturer’s order acknowledgement.

4. Term and Termination.

4.1 Term. Except as hereinafter provided, each Purchaser’s contract-manufacturing program with the applicable Manufacturer hereunder (each, a “Program”) shall be for a term of four years from the date hereof, and may continue beyond such initial term for one additional year at Noble BV’s option exercisable by written notice given not less than 12 months prior to expiration of the initial term; provided that, at Arcelor’s election exercisable by written notice given at any time after the third anniversary of this Agreement, Arcelor may terminate this Agreement on not less than 12 months’ prior written notice to Noble BV and may thereupon shut down the Liège and Eisenhüttenstadt Facilities.

4.2 Termination for Default.

(a) Notwithstanding Section 4.1, Arcelor may terminate either Purchaser’s Program effective immediately upon written notice provided by Arcelor to Noble BV (i) if payment otherwise due and payable to a Manufacturer is not made when due and such payment is not made within 30 days from the date of notice to the applicable Purchaser of such nonpayment; (ii) in the event that any breach or default by a Purchaser under this Agreement shall have continued for 30 days after written notice thereof shall have been given by Arcelor or a Manufacturer to the Purchaser; or (ii) if the Purchaser shall be or become insolvent or if there are instituted by or against the Purchaser proceedings in bankruptcy or under other laws of or pertaining to insolvency, creditors’ rights or reorganization, receivership or dissolution, or if the Purchaser shall make an assignment for the benefit of creditors.

(b) Notwithstanding Section 4.1, Noble BV may terminate either Purchaser’s Program effective immediately upon written notice provided by Noble BV to Arcelor (i) in the event that any breach or default by a Manufacturer under this Agreement shall have continued for 30 days after written notice thereof shall have been given by Noble BV or a Purchaser to the Manufacturer; or (ii) if the Manufacturer shall be or become insolvent or if there are instituted by or against the Manufacturer proceedings in bankruptcy or under other laws of or pertaining to insolvency, creditors’ rights or reorganization, receivership or dissolution, or if the Manufacturer shall make an assignment for the benefit of creditors.

4.3 Purchaser Equipment Option. At any time during the term, a Purchaser may elect, by written notice to the applicable Manufacturer, to take ownership of one or more of the applicable Manufacturer’s laser-welding machines listed on Schedule B to this Agreement and to remove such machines from the Manufacturer’s facility at the Purchaser’s sole expense. Each such sale shall be “as is, where is.” To induce the Purchaser to remove such machines from the applicable Manufacturer’s facility promptly upon exercise of such option, Arcelor agrees that the outstanding principal amount of the Noble Note shall be reduced by an amount equal to (a) $3,000,000 multiplied by (b) a fraction, the numerator of which equals the aggregate book value of the machines removed by such Purchaser from a Manufacturer’s facility on such date and the denominator of which equals the aggregate book value of all machines at both Manufacturers’ facilities on such date. This Agreement shall automatically terminate with respect to a Purchaser upon such Purchaser’s removal of all machines at its Manufacturer’s facility. Each Purchaser’s right to purchase its Manufacturer’s machines hereunder shall survive the termination of this Agreement for a period of three months.

4.4 Outstanding Orders and Further Activity by Purchaser. Upon termination of this Agreement for any reason, orders received by either Manufacturer prior to the expiration or termination of its Purchaser’s Program, and theretofore or thereafter accepted by such Manufacturer, shall be completed and sold by such Manufacturer to such Purchaser according to the terms of any such orders, subject to such Purchaser’s prompt payment of all such Manufacturer’s outstanding invoices and the invoices for such accepted orders.

4.5 Liability in the Event of Termination. The parties shall not be liable in any manner whatsoever on account of termination or expiration of the Programs under this Agreement. The rights of termination hereunder are absolute, and the parties have considered the possibility of expenditures necessary for the performance of the terms of this Agreement and the possible loss and damage incident to them upon the expiration or termination of the Purchasers’ Programs. The parties shall not, by reason of the expiration or termination of either Purchaser’s Program at any time or times or for any reason, be liable to any of the other parties for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the other parties, on account of loss of customers or otherwise.

5. Independent Contractor. Each party and its affiliates, together with the officers, directors, employees, agents, subcontractors and other representatives of such party and of such party’s affiliates (collectively with such affiliates, “Representatives”) performing such party’s obligations under this Agreement, are and shall at all times remain independent contractors with respect to the other party. Individuals provided by either party or such party’s affiliates to perform services under this Agreement for the other party or such other party’s affiliates shall not be deemed to be employees of such other party or such other party’s affiliates. Except as otherwise expressly provided herein, neither party shall be responsible for the acts of the other party or its Representatives.

6. Indemnification.

6.1 Arcelor Indemnities. Arcelor shall indemnify and hold Noble BV and Noble BV’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees, which result from (i) any gross negligence or willful misconduct by either Manufacturer or its Representatives in connection with the obligations of such Manufacturer under this Agreement, (ii) any breach of this Agreement by Arcelor or either Manufacturer, (iii) any products liability claim relating to any Product under this Agreement, and (iv) any third party intellectual property infringement claim with regard to (a) any Product having a part number that was produced by either Manufacturer prior to the date hereof or (b) any process used by either Manufacturer to produce Products under this Agreement other than a process specified by Noble BV or either Purchaser.

6.2 Noble BV Indemnities. Noble BV shall indemnify and hold Arcelor and Arcelor’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any gross negligence or willful misconduct by either Purchaser or its Representatives in connection with the obligations of such Purchaser under this Agreement, (ii) any breach of this Agreement by Noble BV or either Purchaser, and (iii) any third party intellectual property infringement claim with regard to (a) any Product having a part number that was not produced by either Manufacturer prior to the date hereof or (b) any process specified by Noble BV or either Purchaser.

6.3 Indemnification Process. Any indemnity available hereunder shall be dependent upon the party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity sought; provided, however, that failure to comply with this notice requirement shall not reduce or eliminate the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor and shall cooperate fully in defending the claim.

6.4 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ARCELOR NOR NOBLE BV, NOR THEIR RESPECTIVE REPRESENTATIVES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

6.5 Liability Limit. Notwithstanding any other provision in this Agreement to the contrary, in no event shall either party be liable for special, incidental, consequential or punitive damages in connection with this Agreement.

7. Force Majeure.

7.1 Relief from Liability. No party shall be liable for any failure in the fulfillment of any of its obligations under this Agreement (other than the obligation to pay the purchase price of Products sold and delivered) to the extent that such failure is due to any prevention, delay, interruption, loss or damage occasioned by Force Majeure (defined below); provided that reasonable steps are taken to mitigate the consequences of such Force Majeure and to bring it to an end as soon as reasonably possible; and provided, further, that such party has given notice of such Force Majeure to the other party pursuant to Section 7.2. As used herein, “Force Majeure” means (a) an act of God, act of the public enemy, act or threat of terrorism, war declared or undeclared, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, flood, storm, drought, earthquake or extreme weather conditions, explosion, breakdown of machinery or jetties, in each case which could not have been prevented by prudent operating practices, (b) any strike, lock out or other industrial action or disturbance and (c) any other cause which is beyond the reasonable control of a party.

7.2 Notice. If Arcelor or a Manufacturer, on one hand, or Noble BV or a Purchaser, on the other hand (the “Affected Party”), gives notice to the other that an event of Force Majeure has occurred, the affected obligations of the Affected Party shall be suspended in whole or in part, to such extent as may be necessary, for the duration of any period during which the Affected Party is prevented from performing or is unable to perform any of such obligations as a result of such event of Force Majeure.

7.3 Resumption of Performance. The full performance of this Agreement by the Affected Party shall be resumed as soon as practicable after the relevant event of Force Majeure has ceased to delay, interrupt or prevent performance under this Agreement.

7.4 Substitution of Performance. Notwithstanding any other provision of this Agreement, if Arcelor or either Manufacturer is the Affected Party and notifies Noble BV of an event of Force Majeure, Noble BV or the applicable Purchaser may cancel any outstanding purchase order to such Manufacturer which is the subject of the event of Force Majeure, and such Purchaser may purchase the Products which are the subject of such order from a competitor. Products purchased from a competitor under this Section 7.4 shall be deemed purchased from a Manufacturer for purposes of Noble BV’s purchase obligation in Section 2.3.

8. Coordination Meetings. The parties agree to meet not less frequently than quarterly to discuss the product manufacturing hereunder as well as problems that arise in connection with such product manufacturing. Each party agrees to provide the other party reasonable advance notice of any issues to be addressed at such coordination meetings. Each party shall be represented at these meetings by an executive authorized to resolve disputes that may arise under this Agreement or in connection with such product manufacturing. These meetings may overlap with coordination meetings required under other Ancillary Agreements.

9. Miscellaneous.

9.1 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

9.2 Assignment; Binding Effect. No assignment by any party of its rights nor (except as otherwise provided herein) delegation by any party of its obligations under this Agreement shall be permitted unless the other party consents in writing thereto; provided, that either party may assign any of its rights hereunder to, or perform any of its obligations hereunder through, one or more of its affiliates. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b), (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Arcelor or either Manufacturer, to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

if to either Purchaser, to:

Noble International Ltd.

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, 48304

Fax: (248) 220-2039

Attention: Michael C. Azar, Secretary

Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

if to Noble BV, to:

Noble European Holdings B.V.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

with a copy to:

Foley & Lardner

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, and the printed terms of all quotations and purchase orders exchanged by the parties during the term of this Agreement shall have no force or effect.

9.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Arcelor and Noble BV. The provisions hereof may be waived only in a writing signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.10 Rules of Construction. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. The captions to Sections or subdivisions thereof shall be deemed not to be a part of this Agreement.

[Remainder of Page Intentionally Blank]

Execution

IN WITNESS WHEREOF, the parties have caused this Contract Manufacturing Agreement to be executed as of the day and year first above written.

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

NOBLE EUROPEAN HOLDINGS B.V.

By:
Name:
Title:

SCHEDULE A

Sales Price Calculations for Products

Pricing Calculations:

Calculation 1:

(Metal purchases + variable costs + fixed costs – scrap and other income – EBIT associated with drums)/Units shipped

Calculation 2:

(Metal purchases + variable costs – scrap and other income – EBIT associated with drums)/Units shipped

Description of Key Terms Used on this Schedule A:

•	Total sales, metal purchases, variable costs, fixed costs and units shipped will be based on actual amounts recorded each month.

•	Variable costs—includes consumables, maintenance and repairs, subcontracting, energy supply and temporary personnel costs.

•	Fixed costs—includes rental charges, management fees, other services and goods, employee salaries, workers wages, non-income taxes recorded as cost of sales and other operating charges.

Variable costs and fixed costs shall not include cost of depreciation, amortization, impairments and other non-cash items. The EBIT associated with drum sales shall not include cost of depreciation, amortization, impairments and other non-cash items in excess of 350,000 euros per year. Additionally, variable costs and fixed costs will not include financing costs and any other non-operating costs.

SCHEDULE B

Manufacturers’ Laser-Welding Machines

Plant	IFRS	Purchase date	Purchase value	Cumulated depreciations 31/12/2005	Net book value 31/12/2005	Yearly depreciations	Net book value 31/12/2006	Net book value 31/12/2007	Net book value 31/12/2008	Net book value 31/12/2009	Net book value 31/12/2010	Net book value 31/12/2011
Patch TB Li	S20	1998	750,785	750,785	0	0	0	0	0	0	0	0
	S30	1999	223,522	192,260	31,262	27,940	3,322	0	0	0	0	0
	S50	2000	1,231,526	851,329	380,197	184,254	195,943	11,689	0	0	0	0
			2,205,833	1,794,374	411,459	212,194	199,265	11,689	0	0	0	0
Welding TB Li	S40	2000	4,310,116	2,915,507	1,394,609	538,765	855,845	317,080	0	0	0	0
	S60	2003	3,576,424	1,272,481	2,303,943	447,053	1,856,890	1,409,837	962,784	515,731	68,678	0
	S70	2003	3,448,738	1,217,421	2,231,317	431,092	1,800,225	1,369,133	938,040	506,948	75,856	0
			11,335,278	5,405,409	5,929,869	1,416,910	4,512,960	3,096,050	1,900,824	1,022,679	144,534	0
Total TB Li			13,541,111	7,199,783	6,341,328	1,629,104	4,712,225	3,107,739	1,900,824	1,022,679	144,534	0

Welding TB E	Proto Welding	1999	1,978,890	1,133,480	845,410	197,889	647,521	449,632	0	0	0	0
		2002	5,162,784	2,981,549	2,181,236	457,382	1,723,854	1,266,472	809,090	351,708	0	0
			7,141,674	4,115,028	3,026,646	655,271	2,371,375	1,716,104	809,090	351,708	0	0
								4,374,211	2,709,914	1,374,387	144,534

Note: Includes all machines represented by the values shown above, including peripheral equipment used for production on the associated lines.

SCHEDULE C

Unwelded Blanks included in the Products

Customer	OEM	Vehicle	Part	Part type
Tower	DC	NCV3 - Sprinter	FDI	Form blank

VW KASSEL	VW	PASSAT B6	Langstrager hinten L/R	Form blank

PSA / Caen	PSA	New 207	Triangle de suspension R+L	Form blank